SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2003

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9. Regulation FD Disclosure.

Cleveland-Cliffs Inc published a News Release on July 28, 2003 as follows:

Cliffs Announces New Chief Financial Officer

     Cleveland, OH – July 28, 2003 – Cleveland-Cliffs Inc (NYSE:CLF) today announced the appointment of Donald J. Gallagher to the position of Senior Vice President, Chief Financial Officer and Treasurer, on July 29, 2003.

     John S. Brinzo, Chairman and Chief Executive Officer, said, “Don will play a significant role in the transformation of Cliffs. His experience, strong leadership qualities and broad range of skills are critical to our efforts going forward. We are fortunate to have an executive of Don’s caliber within the organization to play such a key role.”

     Mr. Gallagher, 51, joined Cliffs in 1981 in the commercial department. He has held various management positions within the Company, and became Vice President – Sales in 1998. Mr. Gallagher received a B.A. degree in economics from Yale University and an M.B.A. from Case Western Reserve University. He and his wife, Maureen, reside in Brecksville, Ohio.

     Mr. Gallagher succeeds Cynthia B. Bezik, Senior Vice President – Finance, who has left the Company to pursue other opportunities. In addition, R. Emmet, Vice President – Financial Planning and Treasurer, has retired after over 27 years of dedicated service.

     John S. Brinzo, further stated, “With these changes, we will not replace the positions of vice presidents in either sales and treasury. The sales organization will continue to report to William R. Calfee, Executive Vice President – Commercial. Mr. Gallagher will responsible for finance, financial reporting, accounting, financial planning, treasury, and investor relations functions. As a result, we have reduced the number of officers to a total of nine as part of our on-going focus to simplify our corporate structure, reduce administrative costs and add value. “

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     Cleveland-Cliffs is the largest supplier of iron ore pellets to the North American steel industry. The Company operates iron ore mines located in Michigan, Minnesota and Eastern Canada. References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC
	By:	/s/ Donald J. Gallagher

Name: Donald J. Gallagher Title: Senior Vice President and Chief Financial Officer and Treasurer
Dated: July 29, 2003

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